JOHN E. DOE
                                 JANUARY 6, 1999
                                     1234567

                         AID ASSOCIATION FOR LUTHERANS
                           A FRATERNAL BENEFIT SOCIETY


                                 SINGLE PREMIUM
                           IMMEDIATE VARIABLE ANNUITY

ANNUITY PAYMENTS AND DEATH PROCEEDS UNDER THIS CERTIFICATE, WHEN BASED ON THE PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE DAILY. THEY ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

CERTIFICATE BENEFITS ARE VARIABLE. SEE SECTION 3 PAYMENT OF CERTIFICATE PROCEEDS AND SECTION 5 FIXED AND VARIABLE ACCOUNTS.

-  Single premium
-  Periodic payments
-  Participating

This is Your certificate of membership and single premium immediate variable annuity with Aid Association for Lutherans (AAL). It is a legal contract between You and AAL.

This certificate is issued in consideration of the application and the payment of the first premium.


                                NOTICE OF 10 DAY
                                 RIGHT TO CANCEL

READ THIS CERTIFICATE CAREFULLY. Within 10 days after You receive this certificate, You may cancel it for any reason. The certificate must be delivered or mailed with a written request to Your AAL district representative or AALs service center. Within 7 days after AAL receives Your request for cancellation, AAL will refund the free look value of this certificate. Any annuity payments that have been made will be deducted from this refund. If returned, this certificate will be void from the beginning.

Signed for Aid Association for Lutherans at the home office, 4321 N. Ballard Road, Appleton, WI 54919. AAL's telephone number is: (800) 225- 5225.

                                             Secretary            President


             AID ASSOCIATION FOR LUTHERANS

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                         TABLE OF CERTIFICATE PROVISIONS

1.       General Provisions
1.1      Definitions
1.2      Entire Contract
1.3      Change of Contract
1.4      Incontestability
1.5      Age and Sex
1.6      Maintenance of Solvency
1.7      Report

2.       Membership, Ownership and Assignment
2.1      Membership
2.2      Ownership
2.3      Assignment
2.4      Protection from Creditors

3.       Payment of Certificate Proceeds
3.1      Annuity Payment
3.2      Calculation of Variable Annuity Payments
3.3      Number of Annuity Units
3.4      Annuity Unit Value
3.5      Change in Annuity Unit Allocation
3.6      Death Proceeds
3.7      Evidence of Age or Survival
3.8      Filing a Death Claim

4.       Surplus Refunds
4.1      Surplus Refunds

5.       Fixed and Variable Accounts
5.1      Fixed Account
5.2      Variable Account
5.3      Change of Portfolio or Investment Policy


6.       Withdrawals and Surrender
6.1      Withdrawals
6.2      Surrender
6.3      Delay of Payment

7.       Beneficiary
7.1      Beneficiary Designation
7.2      Order of Payment
7.3      Change of Beneficiary Designation

A copy of the application follows Section 7.


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1.  GENERAL PROVISIONS

1.1  DEFINITIONS    As used in this certificate:

                    "AAL" means Aid Association for Lutherans.

                    "AAL's service center" is the location where administration of this certificate will occur.

                    "Annuitant" means the person(s) on whose life the annuity payments are based. The annuitant(s) is shown on page 3.

                    "Annuity payment period" is the period during which annuity payments are made.

                    "Annuity unit" is an accounting unit of measure. It is used to calculate the amount of the annuity payment.

                    "Assumed investment return" is the investment return upon which the variable annuity payments in this certificate are based.

                    "Commuted Value" means the present value of future payments for the remaining guaranteed payment period. The interest rate used to discount the remaining payments will be equal to the maximum valuation interest rate for Single Premium Immediate Annuities, as prescribed by the standard valuation law, for the year the contract was issued, plus 2%.

                    "Fixed account" is part of AAL's general account which includes all of AAL's assets other than those in any separate account of AAL.

                    "Free look value" is the value of the annuity units, that were purchased by the single premium, on the day AAL is notified of Your desire to cancel this certificate.

                    "Fund" means the AAL Variable Product Series Fund, Inc. The fund has portfolios that correspond to each of the subaccounts of the variable account. The current portfolios are shown on page 3.

                    "Net asset value" means the value of any fund portfolio as computed for any valuation period as described in the fund prospectus.


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                    "Payee" means the person(s) who receives  periodic  payments under the certificate. The payee is shown on page 3.

                    "Proof of Death" means a certified copy of the death certificate, a certified decree of a court of competent jurisdiction as to the finding of death, a written statement by a medical doctor who attended the deceased, or any other proof satisfactory to AAL.

                    "Subaccount" means a subdivision of the variable account. Each subaccount invests exclusively in the shares of a corresponding portfolio of the fund. The current subaccounts are shown on page 3.

                    "Valuation date" means every day the New York Stock Exchange is open for regular trading and AAL is open for business.

                    "Valuation period" means the period of time from the end of one valuation date to the end of the next valuation date.

                    "Variable  account" means the AAL Variable  Annuity  Account
                    II. It is a separate account of AAL.

                    "Written Request" means a written request signed by You that is satisfactory in form and content to AAL.

                    "You" or "Your" means the owner(s) of this certificate.

1.2  ENTIRE CONTRACT

                    The entire contract is made up of:

                    This certificate, including any attached endorsements or amendments;

                    The attached application; and

                    The AAL Articles of Incorporation and Bylaws.

1.3  CHANGE OF  CONTRACT

                    Any changes to the Articles of Incorporation and Bylaws made after this certificate is issued will not reduce the benefits AAL promises to pay.

                    No representative of AAL, except the president or the secretary, may change any part of this certificate on behalf of AAL.


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To continue treatment of this certificate as an annuity,  AAL reserves the right to amend this certificate at any time without Your consent if AAL determines that such amendment is necessary for the certificate to comply with the provisions of the Internal Revenue Code or any regulation or ruling thereunder, or with any other applicable federal or state law, rule or regulation.

1.4  INCONTESTABILITY

                    This certificate will be incontestable from its issue date.



1.5  AGE AND SEX    The issue  age(s) is the age  nearest  the  birthday  of the annuitant(s) on the issue date. This is based on the date of birth given in the application. The issue age(s) is shown on page 3.

                    The values of this certificate are based on the age and sex of the annuitant(s) on the date of issue. If the date of birth or sex of the annuitant(s) is incorrect as shown in the application, AAL will adjust any amount payable to conform to the correct date of birth or sex on the date of issue


1.6  MAINTENANCE OF SOLVENCY

                    This provision applies only to values in the fixed account.

                    If AAL's reserves for any class of certificates become impaired, You may be required to make an extra payment. AAL's Board of Directors will determine the amount of any extra payment based on each member's fair share of the deficiency.

                    If the payment is not made, it will be charged as an indebtedness against this certificate with interest at a rate of 5% per year, compounded annually. You may choose an equivalent reduction in benefits instead of, or in combination with, the payment or indebtedness.

                    Any indebtedness and interest charged against this certificate, or any agreement for a reduction in benefits, shall have priority over the interest of any owner or beneficiary under this certificate.

1.7  REPORT         AAL will send a report to You at least once each certificate year or upon request. The report will show the values of this certificate and any additional information required by law.



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2.  MEMBERSHIP, OWNERSHIP AND ASSIGNMENT

2.1  MEMBERSHIP     If this certificate was issued as an adult certificate,  the person(s) who applied for this certificate and is listed as the member(s) on the application is a benefit member(s) of AAL.

                    If this certificate was issued as a juvenile certificate, the annuitant will become a benefit member of AAL on the anniversary of the issue date of this certificate on or following the annuitant's 16th birthday.

                    This membership cannot be transferred. The privileges of membership are stated in the AAL Articles of Incorporation and Bylaws.

2.2  OWNERSHIP

                    The owner of this certificate may exercise every right and enjoy every benefit provided in this certificate.

                    If this certificate was issued as an adult certificate, the owner of this certificate is the person or entity listed as owner on the application. The owner is shown on page 3.

                    If this certificate was issued as a juvenile certificate, the annuitant shown on page 3 is the owner of this certificate. However, because of age, the annuitant cannot exercise the rights of ownership in this certificate. Therefore, the person who applied for this certificate as applicant/controller will have control of it. Control means having the ability to exercise the rights of ownership on behalf of the annuitant. The person who has control may transfer control to another eligible person as determined by AAL, but cannot transfer ownership.

                    The annuitant will obtain control of this certificate on the earliest of the following dates:

                    On the date of death of the person who has control if that person dies after the anniversary of the issue date of this certificate on or following the annuitant's 16th birthday; or

                    On the date the person who has control transfers it in writing to the annuitant, after the anniversary of the issue date of this certificate on or following the annuitant's 16th birthday; or


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                    On the anniversary of the issue date of this  certificate on or following the annuitant's 21st birthday.

                    If the person who has control of this certificate dies before the annuitant reaches annuity age 16. control will be vested in an eligible person according to the Bylaws of AAL.

                    If AAL determines that it is best for the annuitant, control of this certificate may be transferred to some other eligible person according to the Bylaws of AAL.



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2.3  ASSIGNMENT     This  certificate  or  its  periodic  payments  may  not  be assigned.


2.4  PROTECTION FROM CREDITORS

                    The  initial   amount  and  all  payments  made  under  this
                    certificate will be exempt from creditors' claims and from legal process to the extent permitted by law.


3. PAYMENT OF CERTIFICATE PROCEEDS

3.1  ANNUITY PAYMENTS

                    AAL will make payments to the payee while at least one annuitant is alive as shown on page 3. The first payment will be made on the first payment date. Payments will continue to be made as shown. The amount of each payment is the guaranteed periodic payment plus any surplus refund payable according to Section 4. The first payment date and the guaranteed periodic payment are as shown.

3.2  CALCULATION OF VARIABLE ANNUITY PAYMENTS


                    If a variable settlement option is selected, each payment is defined in terms of annuity units. The total amount payable is the sum of the payments attributable to each subaccount. This amount is determined by multiplying the number of annuity units attributable to each subaccount by the annuity unit value of the subaccount. The first payment is based on the annuity unit value as of the issue date.

                    For the second and subsequent payments, the payment is based on the annuity unit value as of the annuity payment date. The net performance of the underlying subaccounts will be compared to the assumed investment return and the payment will be adjusted accordingly. If the net performance is greater than the assumed investment return, the payment will increase; if it is the same, the payment will not change; if it is less, the payment will decrease.

3.3  NUMBER OF ANNUITY UNITS

               The number of annuity units payable from any subaccount is determined on the issue date. The number of annuity units remains unchanged during the annuity payment period, unless you make a change in annuity unit allocation or a reduction factor is indicated on page 3. The "reduction factor" only applies when a joint life income is elected. The reduction factor states how much the annuity units and fixed account payment will be reduced upon the death of one of the annuitants after the guaranteed payment period has elapsed.

3.4  ANNUITY UNIT VALUE

                    For each subaccount, the annuity unit value is set when the subaccount was established. The annuity unit value may increase or decrease from one valuation period to the next.

                    On any valuation date, the annuity unit value for a subaccount is equal to:

                    The annuity unit value for the  subaccount at the end of the
                    prior   valuation   date;   multiplied  by  The   subaccount
                    investment factor; multiplied by

                    A discount factor which adjusts the annuity unit value to reflect the assumed investment return.

                    The subaccount investment factor is equal to:

                    The net asset value of the corresponding fund portfolio at the end of the valuation period;

                    Plus the amount of any dividend, capital gain or other distribution made by the fund portfolio if the "ex-dividend" date occurs during the valuation period;

                    Plus or minus any cumulative charge or credit for taxes reserved which is determined by AAL to have resulted from the operation of the portfolio;

                    Minus the mortality and expense risk charge AAL deducts for each day in the valuation period. This mortality and expense risk charge is guaranteed not to exceed, on an annual basis, 1.25% of the daily value of the subaccount;

                    Divided by the net asset value of the corresponding fund portfolio at the beginning of the valuation period.



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3.5  CHANGE IN ANNUITY UNIT ALLOCATION

                    The allocation of annuity units among the variable subaccounts and fixed account may be changed during the annuity payment period. A written request must be sent to AAL's service center. The selected payment option will stay the same. Reallocation of annuity units is allowed between the variable subaccounts and from variable subaccounts to the fixed account. However, annuity units in the fixed account cannot be reallocated to the variable subaccounts.

                    Any change in annuity unit allocation will affect future annuity payments. The change will be effective and amounts will be reallocated at the end of the valuation period during which Your written request is received at AAL's service center.

                    If the reallocation is between variable subaccounts, the change will be made on the basis of annuity unit values. The number of annuity units from the existing subaccount will be changed to a number of annuity units in the new subaccount. At the time of reallocation, the number of annuity units will be set equal to the number of units which are needed to pay the same amount from the new subaccount. After reallocation, annuity payments will reflect the annuity unit value of the newly selected subaccount.

                    If the reallocation is from a variable subaccount(s) to the fixed account, the amounts held by AAL as a reserve for the portion being reallocated will be used to fund a fixed income. The appropriate annuity payment rate will be applied to the reserve amount to determine the annuity payment. The annuity payment rate will be based on the nearest attained age of the annuitant(s) at the time of reallocation, and will reflect the current payment rates at that time.


                    You may make up to 12 changes in annuity unit allocation in each certificate year. The first two changes in each certificate year will be without charge. Thereafter, each change in a certificate year will be subject to a $25 charge.


3.6  DEATH PROCEEDS

                    AAL will make payments to the beneficiary upon the death of the last surviving annuitant if the annuitant dies within the guaranteed payment period. The guaranteed payment period, as shown on page 3, is measured from the issue date. AAL will pay the guaranteed periodic payment plus any surplus refund payable. Surplus refunds are described in
                    Section 4.1. Payments will be made at the payment frequency then in effect until the end of the guaranteed payment period, at which time this certificate shall terminate.

                    Instead of receiving these payments, the beneficiary may take the commuted value as a single payment.



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3.7  EVIDENCE OF AGE OR SURVIVAL

                    AAL may require satisfactory proof of correct age or sex at any time. If any payment under this contract depends on the annuitant being alive, AAL may require satisfactory proof of survival. If such proof is not furnished, AAL may suspend payments.


3.8  FILING A DEATH CLAIM



                    Written notice of death must be given to AAL at AAL's service center. Notice should include the annuitant's name and the certificate number. Help may be obtained through an AAL district representative.


                    A claim form will be sent upon receiving the death claim notice. Complete the claim form and send it to AAL's service center along with a certified copy of the death certificate or other legal proof of death. Processing of the claim will begin as soon as these items are received.


4.  SURPLUS REFUNDS

4.1  SURPLUS REFUNDS

                    This is a participating certificate. Premiums allocated to the fixed account will share in any surplus refunds declared annually by the AAL Board of Directors. Surplus refunds, if any, are payable in cash with each guaranteed periodic payment as shown on page 3.

5.  FIXED AND VARIABLE ACCOUNTS

5.1  FIXED ACCOUNT


                    Premiums allocated to the fixed account and transfers from a subaccount to the fixed account become part of the general account assets of AAL. The general account includes all of AAL's assets, except those assets segregated in the variable account or any other separate account of AAL.



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5.2  VARIABLE ACCOUNT

                    The AAL Variable Annuity Account II is a separate investment account established by AAL under Wisconsin law. The variable account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

                    AAL uses the assets of the variable account to buy shares in the AAL Variable Product Series Fund, Inc. The fund is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a diversified open-end management investment company. The variable account has subaccounts which are invested in corresponding specific portfolios of the fund. These subaccounts and portfolios are shown on page 3.

                    AAL, consistent with then applicable law, may:

                    Create new separate accounts;

                    Combine  with  another  separate   account,   operate  as  a
                    management investment company, deregister as an investment company or modify the variable account;

                    Restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the variable account;

                    Add, delete, combine or modify subaccounts;

                    Invest the assets of any new subaccount in a new portfolio of the fund, a different investment company or in any other investment; and

                    Make any new subaccount available to you on a basis to be determined by AAL.

                    AAL reserves the right to substitute the shares of any registered investment company already purchased or to be purchased in the future by the variable account provided that the substitution has been approved by the Securities and Exchange Commission.

                    AAL owns the assets of the variable account and keeps them legally segregated from the assets of the general account. The assets of the variable account shall, at the time during the year that adjustments in the reserves are made, have a value at least equal to the reserves and other contract liabilities with respect to the variable account and, at all other times, shall have a value approximately equal to or in excess of such reserves and liabilities, and shall not be chargeable with liabilities arising out of any other business AAL may conduct, except to the extent that the assets of the variable account exceed the reserves and other contract liabilities of the variable account arising under the certificates supported by the variable account.


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                    Income, gains and losses, whether or not realized,  from the assets in each subaccount are credited to or charged against that subaccount without regard to any of AAL's other income, gains or losses. The value of the assets in the variable account is determined at the end of each valuation date.



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5.3  CHANGE OF PORTFOLIO OR INVESTMENT POLICY

                    AAL may determine that a portfolio of a fund is no longer desirable for investment by a subaccount or the shares of a portfolio are no longer available for investment. If that occurs, AAL has the right to substitute another portfolio of the fund, or to invest in another investment company. This change would be subject to any required prior approval by the Securities and Exchange Commission and the insurance supervisory officials in the state where this certificate is delivered. Any change in the investment policy of the variable account will be subject to any required prior approval by the insurance supervisory officials of the state of Wisconsin. AAL will notify You of any material change in investment policy.


6.  WITHDRAWALS AND SURRENDER

6.1  WITHDRAWALS

                    Unless this certificate and its payments are shown as irrevocable on page 3, You may make withdrawals not exceeding the commuted value while the annuitant(s) is alive and during the guaranteed payment period. The withdrawal will be effective on the date Your request is received at AAL's service center. You may select the source of a withdrawal by specifically indicating the subaccount or fixed account. However, we must agree to any selection. If You request a withdrawal and do not specify the source of the withdrawal, we will take the withdrawal on a pro rata basis from each subaccount and the fixed account. You may not withdraw less than $1000. If you take a withdrawal, we will issue You a supplemental contract for the remaining annuity payments.

6.2  SURRENDER

                    Unless this certificate and its payments are shown as irrevocable on page 3, You may surrender this certificate at any time while the annuitant(s) is alive. A written request must be sent to AAL's service center. The surrender will be effective on the date Your request is received at AAL's service center. AAL will pay You the commuted value. Upon payment of the commuted value, this certificate will terminate.

6.3  DELAY OF PAYMENT

                    Payment of any withdrawal value or commuted value will normally be made within 7 days after Your written request is received at AAL's service center. However, AAL may delay this payment or any other type of payment from the variable account for any period when:

                    The New York Stock Exchange is closed for trading other than customary weekend and holiday closings;

                    Trading on the New York Stock Exchange is restricted;

                    An emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the variable account or to fairly determine their value; or

                    The Securities and Exchange Commission by order permits the delay for the protection of security holders.

                    AAL may delay payment of any withdrawal value or commuted value from the fixed account for up to 6 months after Your written request is received at AAL's service center.

7.  BENEFICIARY

7.1  BENEFICIARY DESIGNATION

                    You may designate one or more beneficiaries to receive the death proceeds as defined in Section 3.6. The beneficiary designation is made at the time of application. The Bylaws of AAL list those eligible to be beneficiaries. Beneficiaries are designated as first, second or third class.


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7.2  ORDER OF PAYMENT

                    Unless You indicate otherwise in the beneficiary designation, AAL will pay the death proceeds as follows:
                    Equally to the beneficiaries in the first class who survive the annuitant(s). If none in the first class survive the annuitant(s), then;

                    Equally to the beneficiaries in the second class who survive the annuitant(s). If none in the second class survive the annuitant(s), then;

                    Equally to the beneficiaries in the third class who survive the annuitant(s), however;

                    If any beneficiary dies at the same time as the annuitant(s), or within 15 days after the annuitant(s) dies but before the death proceeds are paid, AAL will pay the death proceeds as though that beneficiary had died before the annuitant(s).

                    If no beneficiary has been designated or survives the annuitant(s), AAL will pay the death proceeds to You or Your estate.



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7.3  CHANGE OF BENEFICIARY DESIGNATION

                    You may change the beneficiary designation by sending a written request to AAL's service center. AAL will provide a form for You to use to make this request. Your written request must be received and approved at the AAL's service center before it is effective. Once approved, the change will take effect as of the date You signed the request. If no date appears on the request, the change will take effect on the date it was received at the AAL's service center, provided the request was mailed or actually delivered to AAL's service center while the annuitant was alive. AAL is not liable for any payment made or action taken by AAL before receiving and approving the change at AAL's service center.





SINGLE PREMIUM
IMMEDIATE VARIABLE ANNUITY


-  Single premium
-  Periodic payments
-  Participating





AID ASSOCIATION FOR LUTHERANS
4321 N. Ballard Road, Appleton, WI 54919-0001